           AKEENA SOLAR 888-253-3628 fax: 408-395-7979 www.akeena.net

       Corporate Headquarters: 605 University Avenue, Los Gatos, CA 95032

                                 [LOGO OMITTED]

Contacts:
Barry Cinnamon                                    Kirsten Chapman/Mary Magnani
Akeena Solar, Inc.                                Lippert/Heilshorn & Associates
888-253-3628                                      415-433-3777
bcinnamon@akeena.net                              mmagnani@lhai.com

               AKEENA SOLAR ANNOUNCES $2.0 MILLION LINE OF CREDIT

LOS GATOS, CA, FEBRUARY 2, 2007 - Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems announced it has secured an accounts receivable based $2.0 million line of credit with Comerica Bank.

Barry Cinnamon, President and CEO of Akeena Solar, stated, "This credit facility increases our working capital and provides additional financial flexibility to take advantage of opportunities in the rapidly growing solar power industry. We will continue expanding into additional markets like Orange County and Fresno,
CA. In 2007, we intend to drive growth by further broadening our footprint.
Also, we look forward to working with Comerica, a respected and established provider of banking services."

The new facility provides for up to $2.0 million in financing to be used to fund business operations and has an initial term through January of 2008. The credit facility is subject to customary terms and conditions and covenants, including several reporting and non-financial covenants.

ABOUT AKEENA SOLAR, INC.

Founded in 2001, Akeena Solar's (OTC BB: AKNS) philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New
York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net.

SAFE HARBOR

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may,"
"anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.
Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and
Akeena Solar  assumes no obligation to update any such forward-looking statements.

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